EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BT Brands, Inc. of our report dated March 30, 2026, with respect to the consolidated financial statements of BT Brands, Inc. on Form 10-K for the fiscal year ended December 28, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Boulay PLLP

Minneapolis, Minnesota

April 6, 2026